Exhibit 10.1


               SAILS MANDATORILY EXCHANGEABLE SECURITIES CONTRACT

                                   dated as of

                                  May 22, 2000

                                      among

                         GAYLORD ENTERTAINMENT COMPANY,

                                    OLH G.P.,

                    CREDIT SUISSE FIRST BOSTON INTERNATIONAL

                                       and

                CREDIT SUISSE FIRST BOSTON CORPORATION, as Agent

                                TABLE OF CONTENTS

                             -----------------------

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
ARTICLE 1
     DEFINITIONS
     SECTION 1.01. Definitions................................................2

ARTICLE 2
     SALE AND PURCHASE
     SECTION 2.01. Sale and Purchase.........................................11
     SECTION 2.02. Purchase Price............................................11
     SECTION 2.03. Payment for and Delivery of Contract Shares...............11
     SECTION 2.04. Cash Settlement Option....................................12
     SECTION 2.05. Contract Payments.........................................12
     SECTION 2.06. Optional Prepayment.......................................13

ARTICLE 3
     TERMINATION BY SELLER
     SECTION 3.01. Termination by Seller.....................................13

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR
     SECTION 4.01. Representations and Warranties of Seller and Guarantor....14
     SECTION 4.02. Representations and Warranties of Buyer...................17
     SECTION 4.03. Limitation on Liability of Guarantor......................17

ARTICLE 5
     CONDITIONS TO CERTAIN OBLIGATIONS OF BUYER AND SELLER
     SECTION 5.01. Conditions to Certain Obligations of Buyer................18
     SECTION 5.02. Conditions to Certain Obligations of Seller...............19

ARTICLE 6
     COVENANTS
     SECTION 6.01. Taxes.....................................................19
     SECTION 6.02. Forward Contract..........................................22
     SECTION 6.03. Notices...................................................22
     SECTION 6.04. Further Assurances........................................23
     SECTION 6.05. Actions That Could Cause Seller to Become an Affiliate....23
     SECTION 6.06. Securities Contract.......................................23
     SECTION 6.07. Purpose...................................................23
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


     SECTION 6.08. Financial Covenants.......................................24
     SECTION 6.09. Certificate of Compliance.................................25

ARTICLE 7
     ADJUSTMENTS
     SECTION 7.01. Dilution Adjustments......................................25
     SECTION 7.02. Reorganization Events.....................................27
     SECTION 7.03. Provisions Relating to Reorganization Events and
           Spin-Offs.........................................................28
     SECTION 7.04. Termination and Payment...................................28

ARTICLE 8
     ACCELERATION
     SECTION 8.01. Acceleration..............................................29

ARTICLE 9
     GUARANTEE
     SECTION 9.01. Guarantee.................................................32
     SECTION 9.02. Guarantee Absolute........................................33
     SECTION 9.03. Waivers and Acknowledgments...............................34
     SECTION 9.04. Subrogation...............................................34
     SECTION 9.05. Termination...............................................34

ARTICLE 10
     MISCELLANEOUS
     SECTION 10.01. Notices..................................................35
     SECTION 10.02. Governing Law; Submission to Jurisdiction;
           Severability; Waiver of Jury Trial................................35
     SECTION 10.03. Entire Agreement; Other..................................36
     SECTION 10.04. Amendments, Waivers......................................36
     SECTION 10.05. No Third Party Rights, Successors and Assigns............36
     SECTION 10.06. Calculation Agent........................................37
     SECTION 10.07. Netting and Set-off......................................37
     SECTION 10.08. Matters Related to Credit Suisse First Boston
           Corporation, as Agent.............................................38
     SECTION 10.09. Counterparts.............................................39
     SECTION 10.10. Limited Recourse.........................................39
     SECTION 10.11. Payment Date Other than a Business Day...................39

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                                       ii

               SAILS MANDATORILY EXCHANGEABLE SECURITIES CONTRACT

         THIS AGREEMENT is made as of this 22nd day of May, 2000 among GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation ("SELLER"), OLH G.P., a Tennessee general partnership ("GUARANTOR"), CREDIT SUISSE FIRST BOSTON CORPORATION, as agent (the "AGENT") hereunder, and CREDIT SUISSE FIRST BOSTON INTERNATIONAL ("BUYER").

         WHEREAS, Seller owns shares of Series C Preferred Stock, par value $0.01 per share, of Viacom Inc., a Delaware corporation (the "ISSUER"), or security entitlements in respect thereof (the "PREFERRED STOCK"), that are convertible at the option of Seller into shares of Class B Common Stock, par value $0.01 per share, of the Issuer, or security entitlements in respect thereof (the "COMMON STOCK");

         WHEREAS, Seller, Guarantor, Buyer and the Agent have entered into an agreement entitled "Indicative Terms and Conditions for Private SAILS" (the "TERM SHEET") dated as of April 13, 2000, pursuant to which (i) Seller and Buyer have agreed to sell and purchase shares of Common Stock at the time and on the terms set forth therein and (ii) Guarantor has agreed, commencing on the Closing Date, to guarantee the obligations of Seller under the Term Sheet, this Agreement and the Pledge Agreement (as defined herein) on the terms and subject to the conditions set forth herein and therein;

         WHEREAS, the Term Sheet provides that the parties thereto will enter into final documentation, consisting of a SAILS Mandatorily Exchangeable Securities Contract and a SAILS Pledge Agreement, relating to the transactions contemplated by the Term Sheet;

         WHEREAS, Seller has agreed, pursuant to the Pledge Agreement, to grant Buyer a security interest in certain shares of Preferred Stock to secure the obligations of Seller hereunder;

         NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01. Definitions. As used herein, the following words and phrases shall have the following meanings:

         "ACCELERATION AMOUNT" has the meaning provided in Section 8.01.

         "ACCELERATION AMOUNT NOTICE" has the meaning provided in Section
8.01.

         "ACCELERATION DATE" has the meaning provided in Section 8.01.

         "ACCELERATION EVENT" has the meaning provided in Section 8.01.

         "AGGREGATE CONTRACT PRICE" means, with respect to any date, an amount in cash equal to the product of (i) the Issue Price as of such date and (ii) the Base Amount as of such date.

         "BANKRUPTCY CODE" has the meaning provided in Section 6.06.

         "BASE AMOUNT" has the meaning provided in Section 2.01.

         "BUSINESS DAY" means any day on which commercial banks are open for business in New York City.

         "CALCULATION AGENT" means Credit Suisse First Boston International.

         "CASH SETTLEMENT AMOUNT" means an amount of cash equal to the product of the Maturity Price and the number of shares of Common Stock equal to the product of (i) the Base Amount and (ii) the Exchange Rate.

         "CHANGE IN TAX LAW" has the meaning provided in Section 6.01(b)(i).

         "CLOSING DATE" means the date of this Agreement.

         "CLOSING PRICE" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the Exchange for the regular trading session on such date or, if such security is not listed on a national securities exchange or quoted on a national automated quotation system, the last quoted bid price for such security in the over-the-counter market for the regular trading session on such date, as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by the Calculation Agent.

         "COLLATERAL" has the meaning provided in the Pledge Agreement.

         "COLLATERAL ACCOUNT" has the meaning provided in the Pledge Agreement.

         "CONSOLIDATED SUBSIDIARY" means at any date any subsidiary or other entity the accounts of which would be consolidated with those of Seller in its consolidated financial statements if such statements were prepared as of such date.

         "CONTRACT SHARE AMOUNT" has the meaning provided in Section 2.03(b).

         "CONTRACT SHARES" has the meaning provided in Section 2.03(b).

         "CONTRACT PAYMENT" has the meaning provided in Section 2.05.

         "CONTRACT PAYMENT DATE" has the meaning provided in Section 2.05.

         "CONVERSION RATE" has the meaning provided in the Pledge Agreement.

         "COVENANT TERMINATION DATE" means the earliest of (i) the date on which a Subsequent Guarantor executes and delivers an Eligible Guarantee for the benefit of Buyer, (ii) the date on which Seller becomes the owner of the Opryland Hotel located in Nashville, Tennessee and executes and delivers an Eligible Mortgage for the benefit of Buyer, (iii) the date on which Seller provides to Buyer credit support substantially equivalent to that provided by an Eligible Guarantee and reasonably acceptable to Buyer or (iv) the Final Contract Payment Date. The parties hereto agree that if the execution by a Subsequent Guarantor of an Eligible Guarantee would impair the ability of such Subsequent Guarantor to issue Eligible Notes, the parties will negotiate in good faith to agree upon credit support substantially equivalent to that provided by an Eligible Guarantee and reasonably acceptable to Buyer.

         "CREDIT AGREEMENT" means the Credit Agreement dated as of August 19, 1997 among Seller, the Banks party thereto and Bank of America, N.A., as Administrative Lender thereunder, as amended from time to time.

         "CSFB" has the meaning provided in Section 6.01(b).

         "CUSTODIAN" has the meaning provided in the Pledge Agreement.




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



         "DEBT" means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee that are capitalized in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time, (v) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities (or property), (vi) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vii) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (viii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Guarantees by such Person of Debt of another Person. Notwithstanding the foregoing, the Debt of any Person shall not include any Permitted Debt of such Person.

         "ELIGIBLE GUARANTEE" means a guarantee of the Obligations, substantially in the form of Article 9, which guarantee is secured, on terms reasonably satisfactory to Buyer, by a first priority mortgage on the Opryland Hotel located in Nashville, Tennessee (which mortgage may equally and ratably secure Eligible Notes or a guarantee thereof).

         "ELIGIBLE MORTGAGE" means an agreement pursuant to which the obligation of Seller to make Contract Payments hereunder (up to a maximum of $40 million) is secured, on terms reasonably satisfactory to Buyer, by a first priority mortgage on the Opryland Hotel located in Nashville, Tennessee (which mortgage may equally and ratably secure Eligible Notes).

         "ELIGIBLE NOTES" means debt instruments that are rated at least Ba2 by Moody's and BB by S&P.

         "EXCHANGE" means, at any time, the principal national securities exchange or automated quotation system, if any, on which the Common Stock is listed or quoted at such time.

         "EXCHANGE BUSINESS DAY" means any day that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day on the Exchange, other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time.

         "EXCHANGE RATE" has the meaning provided in Section 2.03(c).

         "EXTRAORDINARY CASH DIVIDEND" means, with respect to any security for any given fiscal period, any cash dividends paid in respect of such security during such period in excess of Ordinary Cash Dividends for such period.

         "FINAL CONTRACT PAYMENT DATE" means the earlier of (i) the date on which Seller shall have prepaid all unpaid Contract Payments pursuant to Section
2.06 and (ii) the Maturity Date.

         "FREE STOCK" means Common Stock (and, if applicable, any New Common Stock distributed to holders of Common Stock) that is not subject to any Transfer Restrictions in the hands of Seller immediately prior to delivery to Buyer hereunder and would not upon delivery to Buyer be subject to any Transfer Restrictions in the hands of Buyer.

         "GAYLORD PAYMENT AMOUNT" has the meaning set forth in Section 2.03(a)(ii).

         "GOVERNMENT SECURITIES" has the meaning provided in the Pledge
Agreement.

         "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term "GUARANTEE" shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

         "INITIAL ACCRUAL DATE" means August 22, 2003, or if such day is not a Business Day, the immediately succeeding Business Day.

         "INVESTMENT" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

         "ISSUE PRICE" has the meaning provided in Section 2.03(c).

         "LIEN" means, with respect to any asset, any lien, mortgage, security interest, pledge, charge or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

         "MARKET DISRUPTION EVENT" means the occurrence or the existence on any Exchange Business Day during the one-half hour period ending at the close of the regular trading session on the relevant exchange of any suspension of or limitation in trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in listed options on the Common Stock, if any, if, in the determination of the Calculation Agent, such suspension or limitation is material.

         "MARKET VALUE" means, as of any date with respect to any share of Common Stock, the Closing Price per share of Common Stock for the Exchange Business Day prior to such date.

         "MARKETABLE SECURITIES" means shares of the class of common stock of a Publicly-Traded Entity that is traded on a national securities exchange or automatic interdealer quotation system in the United States, which shares are not subject to any Transfer Restrictions.

         "MATURITY DATE" means May 22, 2007.

         "MATURITY PRICE" means the average of the Closing Prices per share of the Common Stock on the 20 Trading Days beginning 30 Exchange Business Days immediately prior to the Maturity Date; provided that if there are not 20 Trading Days during the period beginning 30 Exchange Business Days immediately prior to the Maturity Date and ending on the Exchange Business Day immediately prior to the Maturity Date, the Maturity Price shall be 1/20th of the sum of (i) the Closing Prices per share of the Common Stock on each of the Trading Days during such period and (ii) the product of (x) the market value of the Common Stock as of the Maturity Date as determined by the Calculation Agent and (y) the difference between 20 and the number of Trading Days during such period.

         "MOODY'S" means Moody's Investors Service, Inc.

         "NEW COMMON STOCK" has the meaning provided in Section 7.01(c).

         "NON-STOCK CONSIDERATION" has the meaning provided in Section 7.02.

         "OBLIGATIONS" has the meaning provided in Section 9.01(a).

         "OPTIONAL TERMINATION DATE" has the meaning provided in Section 3.01.

         "ORDINARY CASH DIVIDENDS" means, with respect to any security for any given fiscal period, cash dividends paid in respect of such security during such period, but only to the extent that the aggregate amount paid during such period does not exceed the aggregate cash dividends paid in respect of such security for the fiscal period immediately preceding the fiscal period that includes the date of this Agreement.

         "ORIGINAL COMMON STOCK" has the meaning provided in Section 7.01(c).

         "PERMITTED DEBT" means (i) with respect to Seller, any Debt of Seller owed to any of its wholly owned subsidiaries and (ii) with respect to any wholly owned subsidiary of Seller, any Debt of such subsidiary owed to Seller or to any of Seller's wholly owned subsidiaries, in each case, so long as such Debt continues to be owed to Seller or to any of Seller's wholly owned subsidiaries, as the case may be.

         "PERMITTED SUBSIDIARY TRANSFEREE" has the meaning provided in 6.08(d).

         "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PLEDGE AGREEMENT" means the SAILS Pledge Agreement dated as of the date hereof among Seller, Buyer and the Agent, as amended from time to time.

         "POTENTIAL ADJUSTMENT EVENT" has the meaning provided in Section 7.01.

         "PUBLICLY-TRADED ENTITY" means a surviving or continuing corporation of the Issuer (or any successor) following a Reorganization Event, or a corporation the capital stock of which is distributed in a Spin-Off, a class of the common stock of which is traded on any national securities exchange or automatic interdealer quotation system in the United States; provided that in the case of a Reorganization Event, the product of (i) the Closing Price of such class of such surviving or continuing corporation's common stock on the Exchange Business Day immediately succeeding such Reorganization Event multiplied by (ii) the number of shares of such class of such surviving or continuing corporation's common stock held by non-affiliates of such corporation shall not be less than the product of (A) the Closing Price of the Common Stock on the Exchange Business Day immediately preceding such Reorganization Event and (B) the number of shares of Common Stock held by non-affiliates of the Issuer.

         "PURCHASE PRICE" has the meaning provided in Section 2.02.

         "REORGANIZATION EVENT" has the meaning provided in Section 7.02.

         "REORGANIZATION TERMINATION DATE" has the meaning provided in
Section 7.02.

         "REPAYMENT AMOUNT" has the meaning provided in Section 2.03(a)(i).

         "REPLACEMENT VALUE" has the meaning provided in Section 8.01.

         "REQUIRED PAYMENT DATE" has the meaning provided in Section 6.01(b)(i).

         "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

         "SECURED PARTY" has the meaning provided in the Pledge Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY" has the meaning provided in Section 9.01(c).

         "SHARE COLLATERAL" has the meaning provided in the Pledge Agreement.

         "SPIN-OFF" has the meaning provided in Section 7.01.

         "SUBSEQUENT GUARANTOR" means (i) Guarantor or (ii) if Guarantor shall have transferred or contributed the Opryland Hotel located in Nashville, Tennessee to a Permitted Subsidiary Transferee as contemplated by Section 6.08(d)(iii), the Permitted Subsidiary Transferee, in either case, from and after the date Seller, Guarantor or the Permitted Subsidiary Transferee, as the case may be, shall have issued Eligible Notes.

         "TAXES" has the meaning provided in Section 6.01(b).

         "TAX EVENT TERMINATION DATE" has the meaning provided in Section 6.01(b)(iii).

         "TEMPORARY CASH INVESTMENT" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by S&P and P-1 by Moody's, (iii) time deposits with, including certificates of deposit, or bankers acceptances issued by any bank or trust company that has capital, surplus and undivided profits aggregating at least $500,000,000 and that issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, (v) obligations exempt from federal income tax issued by any State of the United States or agency thereof rated at least AA by S&P and Aa by Moody's or (vi) money market funds that invest substantially all of their assets in Investments of the types described in clauses (i)-(v) above; provided in each case that such Investment matures within one year from the date of acquisition thereof by Guarantor.

         "TERMINATION AMOUNT NOTICE" has the meaning provided in Section 7.04.

         "THRESHOLD PRICE" has the meaning provided in Section 2.03(c).

         "TRADING DAY" is defined as any Exchange Business Day on which there is not a Market Disruption Event.

         "TRANSFER RESTRICTION" means, with respect to any share of Common Stock or item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such share of Common Stock or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such share of Common Stock or item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such share of Common Stock or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Common Stock or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Common Stock or item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such share of Common Stock or item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of Common Stock or item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a "TRANSFER RESTRICTION".

         "TREASURY RATE" means, on any given date for any given period, the rate for the auction held on such date of direct obligations of the United States ("TREASURY BILLS") having a maturity comparable to such period that appears on Telerate Page 56 (or such other page as may replace such page on such service for the purpose of displaying such rate) or Page 57 (or such other page as may replace such page on such service for the purpose of displaying such rate) by 3:00 p.m., New York City time, on such date or, if such period does not so appear, the rate obtained by linear interpolation between the rates that appear for the next longer period and the next shorter period. If the Treasury Rate does not appear on Telerate Page 56 or Page 57 by 3:00 p.m. on such date, the Treasury Rate for such date will be the auction rate of such Treasury Bills, as published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on such date, the auction average rate on such date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having a maturity comparable to such period is not displayed, published or reported as provided above by 3:00 p.m., New York City time, on such date or if no such auction is held on such date, then the Treasury Rate will be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to such period.

         "UCC" has the meaning provided in the Pledge Agreement.

         "U.S. TAXING AUTHORITY" has the meaning provided in Section 6.01(b).




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



                                    ARTICLE 2

                                SALE AND PURCHASE

         SECTION 2.01. Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and acquire from Seller, the number of shares of Common Stock equal to the product of 10,937,900 (the "BASE AMOUNT") and the Exchange Rate.

         SECTION 2.02. Purchase Price. The purchase price (the "PURCHASE PRICE") shall be $506,497,017.93 in cash.

         SECTION 2.03. Payment for and Delivery of Contract Shares. (a) Upon the terms and subject to the conditions of this Agreement, Buyer shall make payments to or for the account of Seller at the time and in the manner provided below.

                  (i) On the Closing Date, Buyer shall deliver to Bank of America, N.A. $394,141,908.94 in cash (the "REPAYMENT AMOUNT") in immediately available funds by wire transfer to an account designated by Bank of America, N.A.

                  (ii) On the Closing Date, Buyer shall deliver to Seller an amount in cash equal to the excess (the "GAYLORD PAYMENT AMOUNT") of
         (A) the Purchase Price over (B) the Repayment Amount at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by Buyer and Seller, paid by wire transfer of immediately available funds to an account designated by Seller.

         (b) On the Maturity Date, Seller agrees, subject to Section 2.04, to deliver to Buyer (i) a number of shares of Free Stock (the "CONTRACT SHARES") equal to the product (the "CONTRACT SHARE AMOUNT"), rounded down to the nearest whole number, of (A) the Base Amount and (B) the Exchange Rate and (ii) cash in an amount equal to the value (based on the Maturity Price) of any fractional share not delivered as a result of such rounding. If (x) by 10:00 a.m., New York City time on the Maturity Date, Seller has not otherwise effected such delivery of Common Stock or delivered cash in lieu thereof pursuant to Section 2.04 and
(y) the Collateral then held by or on behalf of Secured Party as collateral under the Pledge Agreement is Free Stock, then (i) Seller shall be deemed not to have elected to deliver cash in lieu of shares of Free Stock pursuant to Section
2.04 (notwithstanding any notice by Seller to the contrary) and (ii) the delivery provided by this Section 2.03(b) shall be effected by delivery to Buyer from the Collateral Account in the manner set forth in the Pledge Agreement of a number of shares of Free Stock then held by or on behalf of Secured Party as collateral under the Pledge Agreement equal to the number thereof required to be delivered by Seller to Buyer pursuant to this Section 2.03(b); provided that, notwithstanding the foregoing and without limiting the generality of Section 8.01, if Seller gives notice of Seller's election to deliver cash in lieu of shares of Free Stock on the Maturity Date pursuant to Section 2.04 and fails to deliver the Cash Settlement Amount on the Maturity Date as provided in Section 2.04, Seller shall be in breach of this Agreement. If Seller elects to deliver cash in lieu of shares of Free Stock, Seller understands that Buyer (or a counterparty to a transaction entered into by Buyer to hedge Buyer's exposure to this Agreement) will engage in market activities in reliance on such election and in anticipation of receiving the Cash Settlement Amount, and Seller shall be liable to Buyer for any losses incurred by Buyer or its affiliates as a result of any such breach, including without limitation any aggregate net losses incurred in connection with any decrease in the Closing Price of the Common Stock subsequent to the 30th Exchange Business Day immediately preceding the Maturity Date that results in an aggregate net loss realized by Buyer in connection with such market activities.

         (c) The "EXCHANGE RATE" shall be determined by the Calculation Agent in accordance with the following formula, and is subject to adjustment as a result of certain events as provided in Article 7 and as provided in Section 5(i) of the Pledge Agreement: (i) if the Maturity Price is less than or equal to $75.6605 (the "THRESHOLD PRICE") but greater than $56.0448 (the "ISSUE PRICE"), the Exchange Rate shall be a ratio (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to the Issue Price divided by the Maturity Price, (ii) if the Maturity Price is greater than the Threshold Price, the Exchange Rate shall be
0.7407 and (iii) if the Maturity Price is equal to or less than the Issue Price, the Exchange Rate shall be one (1).

         SECTION 2.04. Cash Settlement Option. Seller may, upon written notice delivered to Buyer at least 35 Exchange Business Days prior to the Maturity Date, elect to deliver the Cash Settlement Amount to Buyer on the Maturity Date by wire transfer of immediately available funds to an account designated by Buyer, in lieu of the shares of Common Stock to be delivered on the Maturity Date pursuant to Section 2.03(b).

         SECTION 2.05. Contract Payments. Seller shall make a cash payment (each, a "CONTRACT PAYMENT") to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, on November 22, February 22, May 22 and August 22 of each year and on the Maturity Date (each, a "CONTRACT PAYMENT DATE"), commencing on November 22, 2003, in an amount equal to the product of
(i) 5.00%, (ii) the average Aggregate Contract Price during the period from and including the Contract Payment Date immediately preceding such

Contract Payment Date (or, if there is no preceding Contract Payment Date, from and including the Initial Accrual Date) to but excluding the date of such payment, (iii) the number of calendar days in such period and (iv) 1/365.

         SECTION 2.06. Optional Prepayment. Seller may prepay any Contract Payment by making a cash payment to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, in an amount equal to the net present value as of the date of such prepayment (calculated by the Calculation Agent using a discount rate equal to the Treasury Rate for the period beginning on the date of such prepayment and ending on the Contract Payment Date on which such Contract Payment is due) of such Contract Payment.

                                    ARTICLE 3

                              TERMINATION BY SELLER

         SECTION 3.01. Termination by Seller. At any time on or after the date one year following the Closing Date, Seller may terminate this Agreement in whole or in part upon 35 Exchange Business Days' prior written notice to Buyer (the termination date specified in such notice, the "OPTIONAL TERMINATION DATE"). If Seller terminates this Agreement in whole, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the Optional Termination Date in an amount equal to the Replacement Value (calculated in the manner set forth in Section
8.01 as if the Optional Termination Date were the Acceleration Date, and expressed as a cash amount). If Seller terminates this Agreement in part, Seller shall specify the number of shares of Common Stock with respect to which this Agreement is to be terminated and (i) Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the Optional Termination Date in an amount equal to the Replacement Value (calculated in the manner set forth in Section 8.01 as if the Optional Termination Date were the Acceleration Date, and expressed as a cash amount; provided that for purposes of such calculation, the Base Amount shall be deemed to be such number of shares of Common Stock with respect to which this Agreement is to be terminated) and (ii) the Base Amount shall be reduced by such number of shares of Common Stock with respect to which this Agreement is to be terminated.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR

         SECTION 4.01. Representations and Warranties of Seller and Guarantor. Each of Seller and Guarantor represents and warrants to Buyer that:

         (a) Seller is a corporation duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

         (b) Guarantor is a partnership duly organized and existing in good standing under the laws of its jurisdiction of organization and has the requisite partnership power to own its properties and to carry on its business as now being conducted.

         (c) The execution and delivery of this Agreement and, in the case of Seller, the Pledge Agreement and the performance by Seller and Guarantor of their obligations hereunder and, in the case of Seller, thereunder do not violate or conflict with any provision of the constitutive documents of Seller or Guarantor, any law applicable to Seller or Guarantor, any order or judgment of any court or other agency of government applicable to Seller, Guarantor or any of their assets or any contractual restriction binding on or affecting Seller, Guarantor or any of their assets.

         (d) All government and other consents that are required to have been obtained by Seller or Guarantor with respect to this Agreement or, in the case of Seller, the Pledge Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with. Each of Seller and Guarantor has complied and will comply with all applicable disclosure or reporting requirements in respect of the transactions contemplated hereby and, in the case of Seller, by the Pledge Agreement, including without limitation any requirements imposed by Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

         (e) Seller has the requisite corporate power and authority to enter into and perform this Agreement and the Pledge Agreement and to deliver the Contract Shares in accordance with the terms hereof. Guarantor has the requisite partnership power and authority to enter into and perform this Agreement. The execution and delivery by Seller and Guarantor of this Agreement and, in the case of Seller, the Pledge Agreement and the consummation by Seller and Guarantor of the transactions contemplated hereby (including the delivery by Seller of the Contract Shares) and, in the case of Seller, thereby have been duly authorized by all necessary action. Each of Seller and Guarantor has duly executed and delivered this Agreement, and in the case of Seller, the Pledge Agreement. The obligations of Seller and Guarantor under this Agreement and, in the case of Seller, the Pledge Agreement constitute the legal, valid and binding obligations of Seller and Guarantor, respectively, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         (f) No Acceleration Event or event that, with the giving of notice or the lapse of time or both, would constitute an Acceleration Event has occurred and is continuing and no such event would occur as a result of the execution and delivery by either Seller or Guarantor of, or the performance by either Seller or Guarantor of its obligations under, this Agreement or, in the case of Seller, the Pledge Agreement.

         (g) There is not pending or, to the knowledge of either Seller or Guarantor, threatened against Seller, Guarantor or any of their affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator (including without limitation any bankruptcy, insolvency or similar proceeding) that is likely to affect the legality, validity or enforceability against Seller or Guarantor of this Agreement or, in the case of Seller, the Pledge Agreement or the ability of either Seller or Guarantor to perform its obligations under this Agreement or, in the case of Seller, the Pledge Agreement.

         (h) Each of Seller and Guarantor is acting for its own account, and has made its own independent decision to enter into this Agreement and, in the case of Seller, the Pledge Agreement and as to whether this Agreement and, in the case of Seller, the Pledge Agreement are appropriate or proper for it based upon its own judgment and upon advice of such advisors as it deems necessary. Each of Seller and Guarantor acknowledges and agrees that it is not relying, and has not relied, upon any communication (written or oral) of Buyer or any affiliate, employee or agent of Buyer with respect to the legal, accounting, tax or other implications of this Agreement and, in the case of Seller, the Pledge Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof and, in the case of Seller, thereof; it being understood that information and explanations related to the terms and conditions of this Agreement or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement or the Pledge Agreement. Each of Seller and Guarantor is entering into this Agreement and, in the case of Seller, the Pledge Agreement with a full understanding of all of the terms and risks hereof and, in the case of Seller, thereof (economic and otherwise) and is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. Each of Seller and Guarantor is also capable of assuming (financially and otherwise), and assumes, those risks. Each of Seller and Guarantor acknowledges that neither Buyer nor any affiliate, employee or agent of Buyer is acting as a fiduciary for or an advisor to it in respect of this Agreement or, in the case of Seller, the Pledge Agreement.

         (i) Seller is not an "affiliate", within the meaning of Rule 144 under the Securities Act, of the Issuer. Neither Seller nor Guarantor is, on the date of this Agreement, in possession of any material non-public information regarding the Issuer.

         (j) Delivery of shares of Common Stock by Seller pursuant to this Agreement will pass to Buyer title (or security entitlements) to such shares free and clear of any Liens or Transfer Restrictions, except for those created pursuant to the Pledge Agreement.

         (k) Seller has a valid business purpose for entering into this Agreement, and the transaction contemplated hereby is consistent with Seller's overall investment strategy. Seller currently expects that Seller will not elect to deliver cash in lieu of Common Stock on the Maturity Date pursuant to Section
2.04. Seller intends to consider all relevant economic and market factors in determining whether to deliver shares of Common Stock or cash on the Maturity Date, and Seller shall not be foreclosed from electing to deliver cash in lieu of shares of Common Stock on the Maturity Date as a result of the statement of current intention contained in the immediately preceding sentence.

         (l) Seller is not and, after giving effect to the transactions contemplated hereby, will not be an "investment company", as such term is defined in the Investment Company Act of 1940, as amended.

         (m) There are no Liens existing on the date hereof on any assets of Seller or any of its Consolidated Subsidiaries securing any obligation in excess of $5,000,000. The aggregate amount of all obligations in individual amounts equal to or greater than $500,000 and less than or equal to $5,000,000 that are secured by Liens on assets of Seller or any of its Consolidated Subsidiaries does not exceed $20,000,000.

         (n) Each of Seller and Guarantor has performed all of the covenants and obligations to be performed by it on or prior to the date hereof under the Term Sheet.

         SECTION 4.02. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

         (a) Buyer is a company duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

         (b) The execution and delivery of this Agreement and the Pledge Agreement and the performance by Buyer of Buyer's obligations hereunder and thereunder do not violate or conflict with any provision of the constitutive documents of Buyer, any law applicable to Buyer, any order or judgment of any court or other agency of government, applicable to Buyer or any of Buyer's assets or any contractual restriction binding on or affecting Buyer or any of Buyer's assets.

         (c) All government and other consents that are required to have been obtained by Buyer with respect to this Agreement or the Pledge Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

         (d) Buyer has the requisite corporate power and authority to enter into and perform this Agreement and the Pledge Agreement. The execution and delivery by Buyer of this Agreement and the Pledge Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action. This Agreement and the Pledge Agreement have been duly executed and delivered by Buyer. Buyer's obligations under this Agreement and the Pledge Agreement constitute Buyer's legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         (e) There is not pending or, to Buyer's knowledge, threatened against Buyer any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator (including without limitation any bankruptcy, insolvency or similar proceeding) that is likely to affect the legality, validity or enforceability against Buyer of this Agreement or the Pledge Agreement or Buyer's ability to perform Buyer's obligations under this Agreement or the Pledge Agreement.

         SECTION 4.03. Limitation on Liability of Guarantor. Notwithstanding any provision of this Agreement to the contrary, the liability of Guarantor with respect to any breach by Guarantor of any representation or warranty relating to Seller set forth in Section 4.01, together with any liability of Guarantor pursuant to
Article 9, shall not exceed $40 million.

                                    ARTICLE 5

              CONDITIONS TO CERTAIN OBLIGATIONS OF BUYER AND SELLER

         SECTION 5.01. Conditions to Certain Obligations of Buyer. The obligation of Buyer to deliver the Repayment Amount and the Gaylord Payment Amount on the Closing Date is subject to the satisfaction of the following conditions:

         (a) The representations and warranties of Seller and Guarantor contained in Section 4.01 and the representations and warranties of Seller contained in the Pledge Agreement shall be true and correct as of the Closing Date.

         (b) The Pledge Agreement shall have been executed by the parties thereto, and Seller shall have delivered to Buyer the Initial Pledged Items in accordance therewith, and Seller shall have executed UCC-1 financing statements in the form of Exhibit B to the Pledge Agreement for filing in the appropriate filing offices in each jurisdiction identified in Parts 4 and 5 of Exhibit C to the Pledge Agreement. If any such collateral is subject to any Lien in favor of the lenders under the Credit Agreement, Seller shall have obtained the full release of such Lien, on terms reasonably satisfactory to Buyer, upon delivery of the Repayment Amount.

         (c) Each of Seller and Guarantor shall have performed all of the covenants and obligations to be performed by it under this Agreement and, in the case of Seller, the Pledge Agreement on or prior to the Closing Date.

         (d) Seller shall have delivered to Buyer on or prior to the Closing Date (i) an opinion of Sherrard & Roe, PLC to the effect set forth in Annex A hereto and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect set forth in Annex B hereto.

         (e) Seller shall have delivered to Buyer on or prior to the Closing Date a certificate executed by the Chief Financial Officer and the Executive Vice President of Corporate and Operational Development of Seller in the form attached as Annex C hereto.

         SECTION 5.02. Conditions to Certain Obligations of Seller. The obligation of Seller to deliver to Buyer the Initial Pledged Items pursuant to the Pledge Agreement is subject to the satisfaction of the following conditions:

         (a) The representations and warranties of Buyer contained in Section
4.02 shall be true and correct as of the Closing Date.

         (b) Buyer shall have delivered the Repayment Amount and the Gaylord Payment Amount on the Closing Date pursuant to Section 2.03(a).

         (c) Buyer shall have delivered to Seller on or prior to the Closing Date an opinion of counsel to the effect set forth in Annex D hereto.

                                    ARTICLE 6

                                    COVENANTS

         SECTION 6.01. Taxes.

         (a) Seller agrees that Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of any Common Stock pursuant hereto.

         (b) If either Seller or Guarantor is required to withhold or deduct any portion of any payment made by it in respect of this Agreement (based on law as in effect as of the time such payment is required to be made) for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) ("TAXES") imposed, levied, collected, withheld or assessed by, within or on behalf of the United States or any political subdivision or governmental authority thereof or therein having power to tax (each, a "U.S. TAXING AUTHORITY"), the following provisions shall apply:

                  (i) Seller or Guarantor, as the case may be, shall notify Buyer of such requirement at least 180 days prior to date on which such payment is required to be made (the "REQUIRED PAYMENT DATE"); provided that if Seller or Guarantor, as the case may be, is unable to provide Buyer with 180 days' notice of such requirement as a result of a statutory change or a Treasury regulation, notice, announcement, ruling or other Treasury publication or applicable court decision published after the date hereof

         (each, a "CHANGE IN TAX LAW") or as a result of a transfer by Buyer of its rights and obligations in respect of this Agreement and the Pledge Agreement pursuant to Section 10.05, (A) Seller or Guarantor, as the case may be, shall notify Buyer of such requirement as promptly as practicable following such Change in Tax Law or the receipt of notice of such transfer pursuant to Section 10.05 and (B) Buyer shall have the right to postpone the Required Payment Date for any such payment for as long as reasonably necessary to effect the transfer contemplated by paragraphs (ii) and (iii) below (but in no event shall Buyer postpone the Required Payment Date to a date later than the date 180 days following the date such notice is given). In the event that the Required Payment Date for any such payment is postponed, Seller or Guarantor, as the case may be, shall deliver such payment to Buyer on the postponed Required Payment Date, together with interest thereon for the period from and including the original Required Payment Date to but excluding such postponed Required Payment Date at a per annum rate equal to the three-month Treasury Rate as of the original Required Payment Date.

               (ii) Upon receipt of such notice, Buyer shall use its reasonable best efforts to transfer its rights and obligations in respect of this Agreement and the Pledge Agreement to another entity such that (A) such payment would not be subject to withholding or deduction and (B) none of Buyer, Credit Suisse First Boston ("CSFB") and any affiliate of CSFB would be subject to increased costs (including balance sheet costs) as a result of such transfer.

               (iii) If (A) Buyer is unable to effect a transfer of the type contemplated by paragraph (ii) above but (B) it is reasonably practicable for Buyer to transfer its rights and obligations in respect of this Agreement and the Pledge Agreement to another entity such that such payment would not be subject to such withholding and deduction, Buyer shall propose such transfer to Seller and Guarantor, and propose that Seller and Guarantor, on the one hand, and Buyer, on the other hand, share equally any increased costs (including balance sheet costs) incurred by Buyer, CSFB or any affiliate of CSFB as a result of such transfer. Seller, Guarantor and Buyer shall negotiate in good faith the terms of any such proposed transfer and cost sharing. If (1) Seller and Guarantor do not reasonably approve such proposal prior to the date twenty Business Days preceding the Required Payment Date or (2) it is not reasonably practicable for Buyer to transfer its rights and obligations in respect of this Agreement and the Pledge Agreement to another entity such that such payment would not be subject to such withholding or deduction, Buyer may, by delivery of written notice to Seller at least five Business Days prior to the Required Payment Date, terminate this Agreement on the Business Day immediately preceding the Required Payment Date (such date of termination, the "TAX EVENT TERMINATION DATE").

               (iv) If Buyer elects to terminate this Agreement pursuant to paragraph (iii) above, the Calculation Agent shall determine the Replacement Value in the manner provided in Section 8.01 (calculated, for purposes of this Section 6.01, as if the Tax Event Termination
         Date were the Acceleration Date and expressed as a cash amount, and representing the fair replacement value (including both intrinsic and time value) to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer and its affiliates would, but for the imposition of such withholding or deduction, have been entitled to receive after the Tax Event Termination Date hereunder). As promptly as reasonably practicable after calculation of the Replacement Value (but in no event later than the date three Business Days preceding the Tax Event Termination Date), the Calculation Agent shall deliver to Buyer and Seller a notice specifying the Replacement Value. On the Tax Event Termination Date, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Replacement Value.

               (v) Notwithstanding any provision of this Agreement to the contrary, Seller or Guarantor, as the case may be, shall be permitted to withhold or deduct from any payment made to Buyer hereunder any amount required to be withheld or deducted for or on account of any Taxes. Except as provided in Section 6.01(d), Seller or Guarantor, as the case may be, shall have no obligation to gross up or indemnify Buyer in respect of any amounts withheld pursuant to this Section 6.01(b)(v); provided that Seller or Guarantor, as the case may be, shall be required to gross up or otherwise make Buyer whole for any such amounts in the event that Seller or Guarantor, as the case may be, fails to give the notice required by Section 6.01(b)(i) and such failure materially prejudices Buyer's practical ability to effect the transfers contemplated by paragraphs (ii) and (iii) of Section 6.01(b).

               (vi) Upon Seller's request, Buyer shall (A) deliver to Seller a properly completed Internal Revenue Service Form W-8 BEN (or any successor or similar form) and (B) affirm in writing that this Agreement does not represent in whole or in part an extension of credit pursuant to a loan agreement entered into by Buyer as a bank in the ordinary course of its banking business.

         (c) If (i) either Seller or Guarantor makes any payment in respect of this Agreement without withholding or deduction for or on account of any Taxes imposed, levied, collected, withheld or assessed by, within or on behalf of any U.S. Taxing Authority and (ii) any Taxes are subsequently imposed on it for failing to make such withholding or deduction, Seller or Guarantor, as the case may be, and Buyer shall bear equally any liability (including penalties, interest and expenses) arising from or with respect thereto.

         (d) If either Seller or Guarantor makes any payment or delivery in respect of this Agreement or the Pledge Agreement from or through any nonUnited States jurisdiction, Seller or Guarantor, as the case may be, shall make such payment or delivery free and clear of, and without withholding or deduction for or on account of, any Taxes imposed, levied, collected, withheld or assessed by, within or on behalf of such non-United States jurisdiction, or any political subdivision or governmental authority thereof or therein having power to tax. In the event such withholding or deduction is imposed, Seller or Guarantor, as the case may be, agrees to indemnify Buyer for the full amount of such withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

         SECTION 6.02. Forward Contract. Each of Seller and Buyer hereby agrees that, unless otherwise required by law, it will treat this Agreement for all tax purposes as a forward contract for the delivery of shares of Common Stock or cash.

         SECTION 6.03.  Notices.  Seller will cause to be delivered to Buyer:

         (a) Immediately upon the occurrence of any Acceleration Event hereunder (other than an Acceleration Event of the type described in Section 8.01(h)), notice of such occurrence; and

         (b) In case at any time prior to the Maturity Date, Seller or any officer of Seller receives notice that any event requiring that an adjustment be calculated pursuant to Article 7 hereof shall have occurred or be pending, then Seller shall promptly cause to be delivered to Buyer a notice identifying such event and stating, if known to Seller, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Buyer if Seller or any officer of Seller shall subsequently receive notice of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

         SECTION 6.04. Further Assurances. From time to time from and after the date hereof through the Maturity Date, each of the parties hereto shall use such party's reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

         SECTION 6.05. Actions That Could Cause Seller to Become an Affiliate. Seller shall notify Buyer immediately of Seller's intention to (i) purchase Common Stock or any other equity security of the Issuer in an amount that would cause Seller to become the beneficial owner, directly or indirectly, of more than three percent of the outstanding shares of any equity security of the Issuer, (ii) permit any of its officers or directors to accept, after the date hereof, a position as an officer or director of the Issuer, (iii) take any action that would cause Seller to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Issuer, whether by ownership of voting securities, by contract or otherwise, or (iv) take any other action that could reasonably be expected to result in Seller's becoming an "affiliate", within the meaning of Rule 144 under the Securities Act, of the Issuer. Seller shall not take any such action unless a period of fifteen Business Days shall have elapsed after receipt of such notice by Buyer and Buyer shall not have objected in writing to such action during such period.

         SECTION 6.06. Securities Contract. The parties hereto recognize that the Custodian is a "financial institution" within the meaning of Section 101(22) of Title 11 of the United States Code (the "BANKRUPTCY CODE") and is acting as agent and custodian for Buyer in connection with this Agreement and that Buyer is a "customer" of the Custodian within the meaning of said Section 101(22). The parties hereto further recognize that this Agreement is a "securities contract", as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 562(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, shares of Common Stock or other property or assets hereunder is a "settlement payment", within the meaning of Section 741(8) of the Bankruptcy Code.

         SECTION 6.07. Purpose. None of the payments made to Seller hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying

"margin stock" (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

         SECTION 6.08. Financial Covenants. Seller agrees that, without the prior written consent of Buyer:

         (a) Prior to the Final Contract Payment Date, Seller will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly, create, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, unless Seller secures or causes such Consolidated Subsidiary to secure the Obligations equally and ratably with (or if the obligation to be secured by such Lien is subordinated in right of payment to the Obligations, prior to) the obligations secured by such Lien, for so long as the obligations secured by such Lien are secured. This Section 6.08(a) shall not apply to (i) Liens existing on the date hereof securing Debt outstanding on the date hereof,
(ii) any Lien arising out of the extension, renewal or replacement of any Debt secured by any Lien permitted by clause (i) above, so long as the aggregate principal amount of such Debt is not increased and is not secured by any additional assets; (iii) Liens arising in the ordinary course of the business of Seller or such Consolidated Subsidiary, as the case may be, that (A) do not secure Debt, (B) do not secure any obligation in an amount exceeding $10 million and (C) do not in the aggregate materially detract from the value of the assets of Seller or such Consolidated Subsidiary, as the case may be, or materially impair the use of such assets in the operation of the business of Seller or such Consolidated Subsidiary, as the case may be, (iv) any Lien on any asset incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (or, in the case of assets produced or developed for film or television, producing or developing such asset), so long as such Lien attaches to such asset concurrently with or within 90 days after the acquisition of (or, if applicable, the production or development of) such asset and does not attach to any other asset, (v) any Lien arising solely as a result of the filing of financing statements for informational purposes only or (vi) any Lien on current assets of Seller or any of its Consolidated Subsidiaries generated in the ordinary course of the business of Seller or such Consolidated Subsidiary, as the case may be, securing Debt in an aggregate principal amount not to exceed $150 million.

         (b) Prior to the Final Contract Payment Date, Seller will not permit any of its Consolidated Subsidiaries to (i) directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to any Debt (other than Debt permitted by paragraphs (ii), (iv) or (vi) of Section 6.08(a); provided that in each case, such Debt is recourse only to the assets to which the Liens described in such clauses attach) or (ii) issue any capital stock that, under such Consolidated Subsidiary's certificate of incorporation, is entitled to a preference over the common stock of such Consolidated Subsidiary as to payment of dividends or distributions; provided that Seller may permit any such Consolidated Subsidiary (other than Guarantor) to create, incur, issue, assume, Guarantee or become liable with respect to any such Debt or issue such capital stock, so long as such Consolidated Subsidiary fully and unconditionally guarantees the Obligations on substantially the terms set forth in Article 9, and such guarantee ranks pari passu in right of payment with the most senior Debt of such Consolidated Subsidiary.

         (c) Prior to the Covenant Termination Date, notwithstanding Section 6.08(a), Guarantor will not create, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it.

         (d) Prior to the Covenant Termination Date, Guarantor will not sell, lease or otherwise transfer, directly or indirectly, any of its assets, other than (i) sales of inventory in the ordinary course of its business, (ii) dispositions of Temporary Cash Investments, (iii) the transfer or contribution of the Opryland Hotel located in Nashville, Tennessee, to a Consolidated Subsidiary of Seller (the "PERMITTED SUBSIDIARY TRANSFEREE") that (A) makes all representations and warranties of and assumes all of the obligations of Guarantor hereunder and (B) executes and delivers an Eligible Guarantee for the benefit of Buyer, in each case concurrently with such transfer or contribution (provided that either such Permitted Subsidiary Transferee or Seller issues Eligible Notes concurrently with such transfer or contribution) or (iv) the transfer of the Opryland Hotel located in Nashville, Tennessee to Seller, so long as Seller (A) issues Eligible Notes and (B) executes an Eligible Mortgage, in each case concurrently with such transfer.

         SECTION 6.09. Certificate of Compliance. Within 30 days after the end of each of the first three quarters of Seller's fiscal year and within 45 days of the end of Seller's fiscal year, Seller shall furnish to Buyer a certificate, signed by the Chief Financial Officer of Seller stating that (i) no Acceleration Event has occurred and (ii) to the knowledge of such officer, no event has occurred that with the giving of notice or the lapse of time, or both, would constitute an Acceleration Event.

                                    ARTICLE 7

                                   ADJUSTMENTS

         SECTION 7.01. Dilution Adjustments. (a) Following the declaration by the Issuer of the terms of any Potential Adjustment Event occurring prior to the Maturity Date, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Common Stock and, if so, will (i) make the corresponding adjustment, if any, to any one or more of the Base Amount, the Exchange Rate, the Conversion Rate, the Threshold Price, the Issue Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof or of the Pledge Agreement as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date of the adjustment. The Calculation Agent may (but need not) determine the appropriate adjustment by reference to the adjustment in respect of such Potential Adjustment Event made by an options exchange to options on the Common Stock traded on that options exchange.

         (b) For these purposes, "POTENTIAL ADJUSTMENT EVENT" means any of the following:

                (i) a subdivision, consolidation or reclassification of shares of Common Stock or Preferred Stock (which does not constitute a Reorganization Event), or a free distribution or dividend of any shares of Common Stock or Preferred Stock to existing holders of Common
         Stock or Preferred Stock by way of bonus, capitalization or similar issue;

               (ii) a distribution or dividend to existing holders of Common Stock or Preferred Stock of (A) shares of Common Stock or Preferred Stock, (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of Common Stock or Preferred Stock or (C) other types of securities, rights or warrants or other assets (other than an Ordinary Cash Dividend with respect to the Common Stock or the Preferred Stock), in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

               (iii) an Extraordinary Cash Dividend with respect to the Common Stock or the Preferred Stock;

               (iv) a call by the Issuer in respect of shares of Common Stock or Preferred Stock that are not fully paid;

               (v) a repurchase by the Issuer of shares of Common Stock or Preferred Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

               (vi) without duplication, any adjustment to the Conversion Rate pursuant to the terms of the Preferred Stock; or

               (vii) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Common Stock or the Preferred Stock (other than an Ordinary Cash Dividend with respect to the Common Stock or the Preferred Stock).

         (c) Notwithstanding the foregoing, in the event of a distribution of shares of capital stock of a subsidiary of the Issuer that is a Publicly-Traded Entity (a "SPIN-OFF") made to holders of shares of Common Stock, (i) the "Contract Shares" shall include, in addition to the number of shares of Free Stock equal to the Contract Share Amount, a number of shares of New Common Stock equal to the product of (A) the Base Amount immediately prior to the consummation of the Spin-Off and (B) the number of shares of New Common Stock that a holder of one share of Original Common Stock would have owned or been entitled to receive immediately following such Spin-Off and (ii) the "Maturity Price" shall be equal to the sum of (A) the Maturity Price of the Original Common Stock and (B) the product of (x) the Maturity Price of the New Common Stock and (y) the number of shares of New Common Stock that a holder of one share of Original Common Stock would have owned or been entitled to receive immediately following such Spin-Off. Following a Spin-Off, "ORIGINAL COMMON STOCK" shall mean the common stock of the entity that is the Issuer immediately prior to the Spin-Off and "NEW COMMON STOCK" shall mean the common equity securities of the Publicly-Traded Entity resulting from such Spin-Off.

         SECTION 7.02. Reorganization Events. In the event of (i) any consolidation or merger of the Issuer with or into another entity (other than a merger or consolidation in which the Issuer is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Issuer or another corporation), (ii) any sale, transfer, lease or conveyance of the property of the Issuer as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of the Issuer with another corporation (other than in connection with a merger or acquisition) or (iv) any liquidation, dissolution or winding up of the Issuer (any such event, a "REORGANIZATION EVENT"), then (A) if there is a surviving or continuing corporation and such surviving or continuing corporation is a Publicly-Traded Entity, "Base Amount" shall mean the product of (x) the Base Amount immediately prior to the consummation of the Reorganization Event and (y) the number of Marketable Securities of the Publicly-Traded Entity that a holder of one share of Common Stock would have owned or been entitled to receive immediately following such Reorganization Event and, if the consideration received by holders of Common Stock includes cash or property other than Marketable Securities ("NON-STOCK CONSIDERATION"), Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the date on which the Reorganization Event is consummated (the "REORGANIZATION TERMINATION DATE") in an amount equal to the Replacement Value (calculated in the manner set forth in Section 8.01 as if the Reorganization Termination Date were the Acceleration Date; provided that for purposes of such calculation, the Base Amount shall be equal to the product of (I) the Base Amount immediately prior to consummation of the Reorganization Event and (II) the percentage of the value of the consideration received by holders of Common Stock represented by the Non- Stock Consideration, as determined by the Calculation Agent) or (B) if there is no surviving or continuing corporation in such Reorganization Event, if any surviving or continuing corporation is not a Publicly-Traded Entity or if the consideration received by holders of Common Stock consists solely of Non-Stock Consideration, this Agreement shall terminate and Seller shall make a payment or delivery to Buyer as provided in Section 7.04.

         SECTION 7.03. Provisions Relating to Reorganization Events and Spin-Offs. If a Reorganization Event occurs and clause (B) of Section 7.02 does not apply, (a) the surviving or continuing corporation shall be deemed to be the "Issuer", the Marketable Securities of such corporation received by holders of Common Stock shall be deemed to be the "Common Stock" and any preferred or common securities of such Corporation received by holders of Preferred Stock shall be deemed to be the "Preferred Stock" until such securities are converted into the Marketable Securities of such corporation received by holders of Common Stock and (b) the Calculation Agent shall calculate corresponding adjustments, if any, to the Base Amount, the Exchange Rate, the Conversion Rate, the Threshold Price, the Issue Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof as the Calculation Agent determines appropriate to account for such event. If a Spin-Off occurs, the entity that is the Issuer immediately prior to the Spin-Off and the Publicly-Traded Entity resulting from the Spin-Off shall each be deemed to be the "Issuer" and the Original Common Stock and the New Common Stock shall each be deemed to be the "Common Stock". Following any Spin-Off, the Calculation Agent shall calculate further adjustments pursuant to this Article 7 by applying the methodology set forth in this Article 7 to both the Original Common Stock and the New Common Stock.

         SECTION 7.04. Termination and Payment. Following termination of this Agreement pursuant to clause (B) of Section 7.02 as a result of any Reorganization Event, the Calculation Agent shall determine the Replacement Value in the manner provided in Section 8.01 (calculated, for purposes of this Section 7.04, as if the Reorganization Termination Date were the Acceleration Date and expressed as a cash amount, and representing the fair replacement value

(including both intrinsic and time value) to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer and its affiliates would, but for the occurrence of the Reorganization Event, have been entitled to receive after the Reorganization Termination Date hereunder). As promptly as reasonably practicable after calculation of the Replacement Value, the Calculation Agent shall deliver to Buyer and Seller a notice (the "TERMINATION AMOUNT NOTICE") specifying the Replacement Value. Not later than three Business Days following delivery of a Termination Amount Notice, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Replacement Value. Notwithstanding the foregoing, to the extent that any Marketable Securities are received by holders of Common Stock in such Reorganization Event, then in lieu of delivering cash as provided in the immediately preceding sentence, Seller may deliver Marketable Securities with an equal value (as determined by the Calculation Agent).

                                    ARTICLE 8

                                  ACCELERATION

         SECTION 8.01. Acceleration. If one or more of the following events (each an "ACCELERATION EVENT") shall occur:

         (a) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in Buyer's reasonable judgment could reasonably be expected to have a material adverse effect on the ability of either Seller or Guarantor to perform its obligations hereunder, or that could reasonably be expected to result in any agreement of either Seller or Guarantor hereunder or, in the case of Seller, under the Pledge Agreement being invalid or not binding;

         (b) either Seller or Guarantor makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for it or any substantial part of its property, commences any proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against or with respect to it or any substantial portion of its property any such proceeding and an order for relief is issued or such proceeding remains undismissed for a period of 30 days;

         (c) at any time, any representation made or repeated or deemed to have been made or repeated by Seller or Guarantor under this Agreement or, in the case of Seller, the Pledge Agreement or any certificate delivered pursuant hereto or thereto would be incorrect or misleading in any respect that is material, in light of the transactions contemplated hereby and by the Pledge Agreement taken as a whole, if made or repeated as of such time;

         (d) Seller fails to deliver (i) shares of Common Stock (or the Cash Settlement Amount) on the Maturity Date, (ii) the Replacement Value on any Reorganization Termination Date, any Optional Termination Date or any Tax Event Termination Date or (iii) any payment or delivery due on any postponed Required Payment Date where the original Required Payment Date was the Maturity Date, a Reorganization Termination Date or an Optional Termination Date, in any case, as required by this Agreement;

         (e) either Seller or Guarantor fails to fulfill or discharge when due any of its obligations, covenants or agreements under or relating to this Agreement or, in the case of Seller, the Pledge Agreement (other than the obligations referred to in Sections 8.01(d), 8.01(f), and 8.01(k)) and such failure remains unremedied for 60 days following notice from Buyer;

         (f) either Seller or Guarantor fails to comply with, fulfill or discharge when due any of its obligations, covenants or agreements under or relating to Section 6.08;

         (g) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, it becomes unlawful for either Seller or Guarantor to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or, in the case of Seller, the Pledge Agreement;

         (h) in the judgment of the Calculation Agent, Buyer (or any counterparty to a transaction entered into by Buyer to hedge Buyer's exposure to this Agreement, provided that such counterparty is an affiliate of CSFB) is unable to hedge Buyer's (or such counterparty's) exposure to this Agreement because of the lack of sufficient shares of Common Stock being made available for share borrowing by lenders;

         (i) there occurs a default under any indebtedness for money borrowed by Seller or its Consolidated Subsidiaries (including Guarantor), whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, is in excess of $10,000,000 principal amount, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace or cure period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

         (j) a Collateral Event of Default within the meaning of the Pledge Agreement shall occur; or

         (k) Seller fails to deliver (i) any Contract Payment within five Business Days of the Contract Payment Date on which such payment is due or (ii) any payment due on any postponed Required Payment Date within five Business Days of such postponed Required Payment Date, where the original Required Payment Date was a Contract Payment Date;

then, upon notice to Seller from Buyer at any time following an Acceleration Event, an "ACCELERATION DATE" shall occur, and Seller shall become obligated to deliver to Buyer immediately upon receipt of the Acceleration Amount Notice a number of shares of Free Stock equal to the Acceleration Amount; provided that if Seller shall have elected to substitute Government Securities for Share Collateral pursuant to Section 5(j) of the Pledge Agreement, Seller shall be obligated to deliver an amount of cash equal to the Replacement Value on the Acceleration Date in lieu of such shares; and provided further that if Secured Party proceeds to realize upon any collateral pledged under the Pledge Agreement and to apply the proceeds of such realization as provided in the second paragraph of Section 7(d) thereof, then, to the extent of such application of proceeds, Seller's obligation to deliver Free Stock pursuant to this paragraph shall be deemed to be an obligation to deliver an amount of cash equal to the aggregate Market Value of such Free Stock on the Acceleration Date. The "ACCELERATION AMOUNT" means the Replacement Value, expressed as a number of shares of Common Stock.

         The "REPLACEMENT VALUE" means an amount determined by the Calculation Agent representing the fair replacement value (which may be expressed by the Calculation Agent as a cash amount or as a number of shares of Common Stock, and which shall include both intrinsic and time value) to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer and its affiliates would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date hereunder (taking into account any adjustments pursuant to Section 7.01 or pursuant to Section 5(i) of the Pledge Agreement that may have been calculated on or prior to the Acceleration Date), including any loss of bargain, cost of funding or, without duplication, loss or cost incurred as a result of the termination, liquidation, establishment or reestablishment of any hedge or related trading position (whether such hedge or related trading position was maintained by Buyer or by a counterparty to a transaction entered into by Buyer to hedge Buyer's exposure to this Agreement) (or any gain resulting from any of them). In determining the Replacement Value, the Calculation Agent shall refer to pricing levels for the economic inputs to the transactions contemplated hereby and by the Pledge Agreement provided by independent third party dealers.

         As promptly as reasonably practicable after calculation of the Replacement Value, the Calculation Agent shall deliver to Seller and Buyer a notice (the "ACCELERATION AMOUNT NOTICE") specifying the Acceleration Amount of shares of Common Stock required to be delivered by Seller.

                                    ARTICLE 9

                                    GUARANTEE

         SECTION 9.01. Guarantee. (a) Commencing on the Closing Date, Guarantor hereby absolutely, irrevocably and unconditionally guarantees the punctual payment and performance when due of the obligations of Seller hereunder and under the Pledge Agreement, each as may be further modified, amended or supplemented from time to time (collectively, the "OBLIGATIONS"). Guarantor agrees to pay on demand any and all fees, funding and other costs and expenses (including reasonable attorneys' fees and expenses) incurred by Buyer in connection with enforcing any rights or collecting any amounts or deliveries hereunder or under the Pledge Agreement. Any amounts or deliveries that would be owed or due by Seller to Buyer hereunder or under the Pledge Agreement but are unenforceable or not allowable against Seller because Seller is the subject of a bankruptcy, liquidation, reorganization or similar case or proceeding, shall nonetheless be deemed owed or due for the purposes of this Article 9. Buyer shall not be obligated to file any claim relating to the Obligations in the event Seller becomes subject to a bankruptcy, liquidation, reorganization or similar case or proceeding, and the failure by Buyer to so file shall not affect Guarantor's obligations hereunder.

         (b) Notwithstanding any provision in this Article 9 to the contrary, Guarantor's obligations under this Article 9 shall be limited to a maximum of $40 million.

         (c) This Article 9 is a guarantee of payment and performance when due and not of collection. Guarantor agrees that Buyer may resort to Guarantor for payment or performance of any of the Obligations, whether or not Buyer shall have realized against or applied, or attempted to realize against or apply, any property provided by an entity as collateral security or other credit support for the Obligations (such property and credit support collectively, "SECURITY") or proceeded or attempted to proceed against Seller or any other entity principally or secondarily obligated with respect to the Obligations.

         (d) Guarantor's obligations under this Article 9 shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any of the Obligations is rescinded or must otherwise be returned by Buyer upon or as a result of the insolvency, bankruptcy, liquidation or reorganization of Seller or otherwise, all as though such payment or performance had not been made.

         SECTION 9.02. Guarantee Absolute. Guarantor guarantees that the Obligations will be performed strictly in accordance with the provisions of this Agreement and the Pledge Agreement (and, to the extent applicable, this Article
9), regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such provisions or the rights of Buyer with respect thereto. The liability of Guarantor under this Article 9 shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives, any defenses it may now or hereafter have (including any defense based on the failure to provide notice to or obtain the consent of Guarantor) in any way relating to, any or all of the following:

         (a) any lack of validity or enforceability of this Agreement or the Pledge Agreement;

         (b) the entry into additional transactions, any indulgence, concession, waiver or consent given to Seller, or any other changes in the amount of, time, manner or place of payment of, or in any other term of any or all of the Obligations;

         (c) any taking, exchange, release, non-perfection, realization or application of or on any Security;

         (d) any change, restructuring or termination in or of the structure or existence of Seller; or

         (e) any other circumstance (including, without limitation, any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, Guarantor or Seller.

         SECTION 9.03. Waivers and Acknowledgments. (a) Guarantor hereby waives promptness, diligence, demand for performance, notice of acceptance, presentment, protest, non-performance, default, acceleration, early termination, protest or dishonor, any other notice with respect to any of the Obligations and this Article 9, and any requirement that Buyer protect, secure, perfect or insure any Security or exhaust any right or take any action against Guarantor or any other entity or any Security.

         (b) Guarantor hereby waives any right to revoke this guarantee, and acknowledges that its obligations under this Article 9 is continuing in nature and applies to all Obligations, whether existing now or in the future.

         (c) Guarantor hereby waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Buyer that in any manner impairs, reduces, releases or otherwise adversely affects Guarantor's subrogation, reimbursement, exoneration, contribution or indemnification rights or other rights to proceed against Seller, any other guarantor, any other entity or any Security, and (ii) any defense based on any right of set-off or counterclaim against or in respect of Guarantor's obligations under this Article 9.

         SECTION 9.04. Subrogation. Guarantor will not exercise any rights that it may now have or hereafter acquire against Seller or any other guarantor that arise from the existence, payment, performance or enforcement of Guarantor's obligations under this Article 9, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Buyer against Seller, any other guarantor or any Security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Seller or any other guarantor, directly or indirectly, in cash or other property, by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations shall have been finally and irrevocably satisfied in full. If any amount shall be paid to Guarantor in violation of the preceding sentence at any time prior to the final and irrevocable payment or performance in full of all of the Obligations, such amount shall be held in trust for the benefit of Buyer and shall forthwith be paid to Buyer to be (at the election of Buyer) credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the Pledge Agreement, and/or to be held as collateral security for any Obligations thereafter arising.

         SECTION 9.05. Termination. The obligations of Guarantor under this
Article 9 shall terminate on the earlier of (i) the Final Contract Payment Date and

(ii) the date on which a Subsequent Guarantor executes and delivers an Eligible Guarantee for the benefit of Buyer.

                                   ARTICLE 10

                                  MISCELLANEOUS

         SECTION 10.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Buyer shall be directed to it care of Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010, Telecopy No. (212) 325-8175, Attention:
Ricardo Harewood; notices to Seller shall be directed to Seller at One Gaylord Drive, Nashville, Tennessee 37214, Telecopy No. (615) 316-6105, Attention: Chief Financial Officer, with a copy to Sherrard & Roe, PLC, 424 Church Street, Suite 2000, Nashville, Tennessee 37219, Telecopy (615) 742-4539, Attention: Thomas J. Sherrard, Esq; notices to Guarantor shall be directed to Guarantor, care of Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, Telecopy No. (615) 316-6105, Attention: Chief Financial Officer, with a copy to Sherrard & Roe, PLC, 424 Church Street, Suite 2000, Nashville, Tennessee 37219, Telecopy (615) 742-4539, Attention: Thomas J. Sherrard, Esq.

         SECTION 10.02. Governing Law; Submission to Jurisdiction; Severability; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereto submits to the jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or in connection with this Agreement in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

         (c) SELLER, BUYER AND GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (d) Service of Process. Buyer irrevocably appoints CT Corporation System as process agent to receive for Buyer and on Buyer's behalf, service of process in any action, suit or other proceeding arising out of this Agreement, the Pledge Agreement or any transaction contemplated hereby or thereby. If for any reason CT Corporation System is unable to act as such, Buyer will notify Seller and Guarantor and within 30 days appoint a substitute process agent acceptable to Seller and Guarantor. Each of Seller and Guarantor irrevocably consents to service of process given in the manner provided for notices in
Section 10.01. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

         SECTION 10.03. Entire Agreement; Other. (a) Except as expressly set forth herein, this Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all oral communications and prior writings with respect thereto. On and after the Closing Date, there will be no obligations of the parties with respect to the subject matter of this Agreement and the Pledge Agreement, other than as expressly set forth herein and in the Pledge Agreement.

         (b) The parties hereby agree that (i) neither Seller nor Guarantor is obligated to keep confidential or otherwise limit the use of any element of any description contained in this Agreement or the Pledge Agreement that is necessary to understand or support any United States federal income tax treatment and (ii) Buyer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Seller or Guarantor.

         SECTION 10.04. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Seller and Guarantor or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.05. No Third Party Rights, Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller, Buyer, Guarantor and their respective successors and assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller, Buyer and Guarantor shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns. The rights and duties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto; provided that (i) Buyer may assign or transfer any of its rights or duties hereunder with the prior written consent of Seller and Guarantor (which consent may not be unreasonably withheld) and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of CSFB, so long as such affiliate is a broker-dealer registered with the Securities and Exchange Commission. If Buyer or Agent assigns or transfers any of its rights or duties hereunder, (A) Buyer or Agent, as the case may be, shall deliver to Seller a written notice of such assignment or transfer within 30 days of such assignment or transfer (but in no event shall such notice be given fewer than three Business Days prior to the Required Payment Date immediately following the date of such assignment or transfer), which notice shall specify the name and address of the assignee or transferee of such rights or duties and (B) as required by Treasury Regulation 1.871-14(c), a record of such transfer shall be made upon books maintained for such purpose by Seller. Any such transferee or assignee shall deliver to Seller at least three Business Days prior to such Required Payment Date a properly completed Internal Revenue Service Form W-8BEN (or successor or similar form) and (ii) a written statement that this Agreement does not represent in whole or in part an extension of credit pursuant to a loan agreement entered into by Buyer as a bank in the ordinary course of its banking business.

         SECTION 10.06. Calculation Agent. The determinations and calculations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner and shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in the determination of any Closing Price, the Maturity Price, the Exchange Rate, the Cash Settlement Amount or any other amount as provided herein.

         SECTION 10.07. Netting and Set-off. (a) If on any date, cash would otherwise be payable or shares of Common Stock or other property would otherwise be deliverable (including, for the avoidance of doubt, the replacement, as required by Section 5(i) of the Pledge Agreement, of shares of Common Stock that have been rehypothecated pursuant to such Section) pursuant to this Agreement or the Pledge Agreement by Buyer to Seller and by Seller to Buyer and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party's obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

         (b) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of a Reorganization Termination Date to which clause (B) of the Section 7.02 applies, a Tax Event Termination Date or an Acceleration Date, Buyer shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Agreement pursuant to the terms of this Agreement, and to set off any obligation that Buyer may have to Seller or Guarantor, including without limitation any obligation to make any release, delivery or payment to Seller pursuant to Section 5(i) or Section 9 of the Pledge Agreement, against any right Buyer may have against Seller or Guarantor under this Agreement or the Pledge Agreement, including without limitation any right to receive a payment or delivery pursuant to Section 2.03(b), Section 2.04, Section 3.01, Section 6.01(b)(iv), Section 7.02, Section 7.04 or Section
8.01 or any other provision of this Agreement. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor's option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Common Stock or right to receive Common Stock, the value at any time of such obligation or right shall be determined by reference to the market value of the Common Stock at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

         SECTION 10.08. Matters Related to Credit Suisse First Boston Corporation, as Agent. (a) Credit Suisse First Boston Corporation shall act as "agent" for Buyer, Seller and Guarantor within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the transactions contemplated by this Agreement and by the Pledge Agreement.




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



         (b) The Agent shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Buyer, Seller or Guarantor or otherwise in respect of this Agreement or the Pledge Agreement, including, without limitation, in respect of the failure of Buyer, Seller or Guarantor to pay or perform under this Agreement or the Pledge Agreement, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder or thereunder.

         (c) Each of Buyer, Seller and Guarantor agrees to proceed solely against the other to collect or recover any securities or money owing to Buyer, Seller or Guarantor, as the case may be, in connection with or as a result of this Agreement or the Pledge Agreement.

         (d) As a broker-dealer registered with the Securities and Exchange Commission, Credit Suisse First Boston Corporation, in its capacity as Agent, will be responsible for (i) effecting the transactions contemplated by this Agreement and the Pledge Agreement, (ii) issuing all required notices, confirmations and statements to Buyer, Seller and Guarantor and (iii) maintaining books and records relating to this Agreement and the Pledge Agreement.

         SECTION 10.09. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

         SECTION 10.10. Limited Recourse. Each of Seller and Guarantor hereby agrees that it shall not institute against, or join any other person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings. Each of Seller and Guarantor hereby acknowledges and agrees that Buyer's obligations under this Agreement will be solely the corporate obligations of Buyer or any assignee or transferee of Buyer pursuant to Section 10.05, and that neither Seller nor Guarantor will have any recourse to any of the directors, officers or employees of Buyer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated by this Agreement, other than in respect of any fraud or willful default on the part of such directors, officers or employees. Recourse in respect of any obligations of Buyer under this Agreement will be limited to the assets of Buyer (excluding for these purposes $2,000.00 in cash) and no debt shall be owed by Buyer in respect of any shortfall after realization of such assets.

         SECTION 10.11. Payment Date Other than a Business Day. If any payment is due on a date that is not a Business Day, such payment may be made





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on the immediately succeeding Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

                                     SELLER:

                                     GAYLORD ENTERTAINMENT COMPANY


                                     By: /s/ Denise Wilder Warren
                                        ----------------------------------------
                                         Name:   Denise Wilder Warren
                                         Title:  Chief Financial Officer


                                     GUARANTOR:

                                     OLH G.P.

                                     By: Opryland Hospitality, Inc.,
                                         a General Partner


                                     By: /s/ Rod Connor
                                        ----------------------------------------
                                        Name: Rod Connor
                                        Title: Vice President


                                     By: Gaylord Entertainment Company,
                                          a General Partner


                                     By: /s/ Carl Kornmeyer
                                        ----------------------------------------
                                        Name:  Carl Kornmeyer
                                        Title: Executive Vice President of
                                               Corporate and Operational
                                               Development

                                        BUYER:


                                        CREDIT SUISSE FIRST BOSTON INTERNATIONAL


                                        By: /s/ Steven Wootten
                                           -------------------------------------
                                           Name:  Steven Wootten
                                           Title: Attorney-In-Fact


                                        By: /s/ Paul Mann
                                           -------------------------------------
                                           Name: Paul Mann
                                           Title: Vice President - Legal and
                                                 Compliance Department


                                        AGENT:

                                        CREDIT SUISSE FIRST BOSTON CORPORATION


                                        By: /s/ Carmen Marino
                                           -------------------------------------
                                           Name:  Carmen Marino
                                           Title: Managing Director





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